Exhibit 99.B(h)(8)(B)(i)

FORM OF

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING INVESTORS TRUST

OPERATING EXPENSE LIMITS

	Classes
Name of Fund*	Adviser	Institutional	Service	Service2

ING BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2008	1.23%	0.63%	0.88%	N/A

ING FMRSM Large Cap Growth Portfolio Initial Term Expires May 1, 2008	1.28%	0.68%	0.93%	1.08%

ING Franklin Income Portfolio Initial Term Expires May 1, 2007	1.44%	0.74%	0.99%	1.24%

ING Franklin Templeton Founding Strategy Portfolio Initial Term Expires May 1, 2008	0.74%	0.14%	0.39%	N/A

Total Expense Limit including expenses of the underlying investment companies	1.50%	0.90%	1.15%	N/A

ING JPMorgan Value Opportunities Portfolio Term Expires May 1, 2008	1.13%	0.53%	0.78%	0.93%

ING Marsico International Opportunities Portfolio Term Expires May 1, 2008	1.28%	0.68%	0.93%	1.08%

ING MFS Utilities Portfolio Initial Term Expires May 1, 2006	1.40%	0.80%	1.05%	1.20%

ING Wells Fargo Small Cap Disciplined Portfolio Initial Term Expires May 1, 2007	1.47%	0.87%	1.12%	1.27%

HE

Effective Date: April 30, 2007

*                 This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.